EXHIBIT 99.2

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                           MIDAMERICAN ENERGY COMPANY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                        Twelve       Nine       Nine
                                        Months      Months     Months                        Year Ended December 31,
                                        Ended       Ended      Ended       ---------------------------------------------------------
                                       Sept. 30,   Sept. 30,   Sept 30,
                                         1996        1996        1995        1995        1994        1993         1992       1991
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                      (Unaudited) (Unaudited) (Unaudited)
     Income Statement Data:
Revenues ...........................  $1,758,104  $1,333,740  $1,224,977  $1,649,341  $1,631,225  $1,627,956  $1,462,580  $1,481,823
Operating Income ...................     326,199     263,064     229,219     292,354     264,492     267,938     211,159     275,880
Net Income From Continuing
  Operations .......................     148,285     120,800     100,279     127,764     133,649     142,692      83,780     126,671
Earnings Applicable to Common Stock
  from continuing operations .......     139,718     114,052      94,039     119,705     123,098     134,325      75,045     116,963
Average Common Shares Outstanding ..     100,752     100,752     100,364     100,401      98,531      97,762      95,430      89,844
Earnings Per Average Common Share
  from Continuing Operations .......  $     1.38  $     1.13  $     0.94  $     1.19  $     1.25  $     1.37  $     0.79  $     1.30
Cash dividends declared per share ..  $     1.20  $     0.90  $     0.88  $     1.18  $     1.17  $     1.17  $     1.28  $     1.38
Ratios of Earnings to Fixed
  Charges(a)........................        3.08       N/A         N/A          2.82        2.78        2.84        1.87        2.46
Ratios of Earnings to Fixed
  Charges and Preferred Dividend
  Requirements (a) .................        2.75       N/A         N/A          2.55        2.44        2.56        1.71        2.21
Supplemental Ratios of Earnings
  to Fixed Charges(a)(b) ...........        3.01       N/A         N/A          2.75        2.70        2.75        1.82        2.39
Supplemental Ratios of Earnings
  to Fixed Charges and Preferred
  Dividend Requirements (a)(b) .....        2.70       N/A         N/A          2.50        2.38        2.49        1.68        2.16


                                                                                                  December 31,
                                                   Sept. 30,   Sept 30,   ----------------------------------------------------------
                                                     1996        1995        1995        1994        1993        1992        1991
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                  (Unaudited) (Unaudited)
     Balance Sheet Data:
Total assets .......................              $4,396,118  $4,419,808  $4,467,491  $4,388,894  $4,352,073  $4,103,420  $3,905,880
Long-term obligations (c) ..........               1,449,631   1,459,440   1,468,617   1,471,127   1,407,374   1,401,736   1,362,376
Power purchase obligation (d) ......                 125,729     137,809     125,729     137,809     151,485     146,150     150,838
Short-term borrowings ..............                 157,728     135,700     184,800     124,500     173,035     120,244      67,629
Preferred stock:
  Not subject to mandatory
  redemption........................                  77,534      89,955      89,945      89,955     109,871      74,242      74,291
  Subject to mandatory redemption .                   50,000      50,000      50,000      50,000      50,000      48,625      79,200
Common stock equity ................               1,238,615   1,231,588   1,225,715   1,204,112   1,180,510   1,159,676   1,128,858
Book value per common share ........              $    12.29  $    12.22  $    12.17  $    12.08  $    12.07  $    11.86  $    12.12

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(a)  For  purposes of  computing  the ratios of  earnings  to fixed  charges and preferred  dividend  requirements,  "earnings" consist of net income before interest charges and preferred  dividend  requirements,  plus income taxes, plus the estimated interest componenet of rentals.  "Earnings" also include allowances  for  borrowed and other funds used during  construction.  Fixed charges consist of interest charges,  the estimated  interest  component of
     rentals.   Preferred   dividend   requirements  are  the  pre-tax  dividend
     requirements on preferred stock.
(b)  The supplemental  ratios have been calculated  including  obligations under the  long-term  power  purchase  contract  with the  Nebraska  Public Power
     District  relating to Cooper Nuclear Station.
(c)  Includes  long-term  debt due within one year.
(d)  Includes Power purchase obligation due within one year.